Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Form S-3 Registration Statement of Quantum Fuel Systems Technologies Worldwide, Inc. (the “Company”) of our report dated March 14, 2014, relating to our audits of the Company’s consolidated financial statements as of December 31, 2013 and 2012, and for each of the years ended December 31, 2013 and 2012, and the related financial statement schedule for each of the years ended December 31, 2013 and 2012, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ HASKELL & WHITE LLP

Irvine, California
October 17, 2014